As filed with the Securities and Exchange Commission on August 5, 2003
                                                     Registration No. 333-_____
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ___________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ___________________________

                              FIRST MARINER BANCORP
             (Exact Name of Registrant as Specified in Its Charter)

                Maryland                                 52-1834860
     (State or other jurisdiction of            (I.R.S. Employer Identification
      incorporation or organization)                          Number)

                               3301 Boston Street
                            Baltimore, Maryland 21224
                                 (410) 342-2600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              FIRST MARINER BANCORP
                             2002 STOCK OPTION PLAN

                            (Full title of the plan)


                               Eugene A. Friedman
                               3301 Boston Street
                               Baltimore, MD 21224
                                 (410) 342-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:
                          Abba David Poliakoff, Esquire
                          Michele L. Bresnick, Esquire
                           Gordon, Feinblatt, Rothman,
                           Hoffberger & Hollander, LLC
                              233 E. Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4067



==================================================================================================================
                                         CALCULATION OF REGISTRATION FEE
============================== ==================== ==================== ======================= =================
    Title of Shares to be         Amount to be       Proposed Maximum       Proposed Maximum        Amount of
         Registered               Registered(1)     Offering Price Per     Aggregate Offering    Registration Fee
                                                         Share(2)             Price(1)(2)
------------------------------ -------------------- -------------------- ----------------------- -----------------
Common Stock,
par value $.05 per share             250,000              $14.89               $3,722,500            $301.15
============================== ==================== ==================== ======================= =================

(1) Plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.

(2) Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(h) based upon the average of the high and low prices of the Common Stock as reported by Nasdaq NMS on July 30, 2003.

          PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.  Incorporation of Documents by Reference

     The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file subsequently with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents and will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (except information that is "furnished" under Items 9 or 12 of Form 8-K), until such time as this registration statement is no longer in effect:

          (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

          (ii)  Quarterly  Report on Form 10-Q for the  quarter  ended March 31,
2003;

          (iii) The description of the Company's Common Stock, $.05 par value per share (the "Common Stock"), under the caption "Description of Registrant's Securities to be Registered" in the Registrant's Registration Statement on Form 8-A (Registration No. 0-21815) filed with the SEC on December 3, 1996.

Item 4.  Description of Shares.

         Not applicable

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

          The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

          (1) the act or omission of the director was material to the matter giving rise to such proceeding and

                    (A)       was committed in bad faith or

                    (B)       was  the   result   of   active   and   deliberate
                              dishonesty;

          (2) the director actually received an improper personal benefit in money, property, or services; or

          (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

          In addition to the foregoing, a court of appropriate jurisdiction may under certain circumstances order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

          The  Maryland   General   Corporation  Law   additionally   permits  a
corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received

          (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

          (2) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

          The Company has provided for indemnification of directors, officers, employees and agents in Article Eleventh, Section 2 of its Articles of Incorporation, as amended and restated ("Articles"). This provision reads as follows:

                    (2) To the maximum extent permitted by Maryland law, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, and shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and may indemnify, to the same extent, persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. The Corporation shall advance expenses to its directors and officers and the other persons referred to above to the extent permitted by Maryland law. This indemnification of directors and officers shall also apply to directors and officers who are also employees, in their capacity as employees. The Board of
          Directors  may  by  By-Law,   resolution  or  agreement  make  further
          provision for indemnification of employees and agents to the extent permitted by Maryland law. As provided in Article Eleventh, Section 3 of the Articles, neither the repeal or amendment of Article Eleventh shall eliminate or reduce the protection afforded to any person under the foregoing Section 2 with respect to any act or omission that shall have occurred prior to such repeal or amendment.

          The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its charter the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

          (1) the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

          (2) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

          The Company has limited the liability of its directors and officers for money damages in Article Eleventh, Section 1 of the Articles. This provision reads as follows:

                    (1) Directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for money damages. The purpose of this limitation of liability is to limit liability to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events which occurred during the term of office of any director or officer whether or not such director or officer is serving as such at the time of any proceeding in which liability is asserted commences.

          As provided in Article Eleventh, Section 3 of the Articles, neither the repeal or amendment of Article Eleventh shall eliminate or reduce the protection afforded to any person under the foregoing Section 3 with respect to any act or omission that shall have occurred prior to such repeal or amendment.

          As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

          Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of First Mariner pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         Exhibit
         Number     Description of Exhibits

          5.1       Opinion  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC as to legality of Shares to be issued **

          10.1 First Mariner Bancorp 2002 Stock Option Plan (incorporated by reference to Attachment A to the Company's Definitive Proxy Statement filed on April 5, 2002)

          23.1      Consent  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC (included in their opinion in Exhibit 5)

          23.2      Consent of Stegman & Company **

          24        Power   of   Attorney    (included   on   Signatures   Page)

__________________
** Filed herewith

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act.

             (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the Registrant does not need to make post-effective amendments with respect to the information set forth in paragraphs (i) and (ii) above if the information is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 31st day of July, 2003.

                                           FIRST MARINER BANCORP

                                           By:  /s/ Edwin F. Hale, Sr.
                                                ________________________________
                                                Edwin F. Hale, Sr., Chairman and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edwin F. Hale, Sr. and Joseph A. Cicero, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities as indicated below on July 31, 2003.


/s/ Edwin F. Hale, Sr.                                        /s/ Mark A. Keidel
------------------------------------------                    ------------------------------------------------
Edwin F. Hale Sr., Chief Executive Officer                    Mark A. Keidel, Chief Financial Officer
and Director

/s/ Joseph A. Cicero                                          /s/ George H. Mantakos
------------------------------------------                    ------------------------------------------------
Joseph A. Cicero, President and Director                      George H. Mantakos, Executive Vice President and
                                                              Director

/s/ Barry B. Bondroff
------------------------------------------                    ------------------------------------------------
Barry B. Bondroff, Director                                   Bruce H. Hoffman, Director


/s/ John Brown                                                /s/ Jay J.J. Matricciani
------------------------------------------                    ------------------------------------------------
John Brown, Director                                          Jay J.J. Matricciani, Director

                                                              /s/ James P. O'Conor
------------------------------------------                    ------------------------------------------------
Thomas L. Bromwell, Director                                  James P. O'Conor, Director

/s/ Edith B. Brown                                            /s/ John J. Oliver
------------------------------------------                    ------------------------------------------------
Edith B. Brown, Director                                      John J. Oliver, Director

/s/ Stephen A. Burch
------------------------------------------                    ------------------------------------------------
Stephen A. Burch, Director                                    Patricia Schmoke, Director


/s/ Rose M. Cernak                                            /s/ Hanan Y. Sibel
------------------------------------------                    ------------------------------------------------
Rose M. Cernak, Director                                      Hanan Y. Sibel, Director


                                                              /s/ Leonard Stoler
------------------------------------------                    ------------------------------------------------
Howard Friedman, Director                                     Leonard Stoler, Director


                                                              /s/ Michael R. Watson
                                                              ------------------------------------------------
                                                              Michael R. Watson, Director

                                  Exhibit Index


Exhibit
Number   Description of Exhibits
-------  -----------------------

          5.1       Opinion  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC as to legality of Shares to be issued **

          10.1 First Mariner Bancorp 2002 Stock Option Plan (incorporated by reference to Attachment A to the Company's Definitive Proxy Statement filed on April 5, 2002)

          23.1      Consent  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC (included in their opinion in Exhibit 5)

          23.2      Consent of Stegman & Company **

          24        Power   of   Attorney    (included   on   Signatures   Page)

__________________
** Filed herewith